                                                                    EXHIBIT 12.1

        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                       THREE MONTHS
                                     ENDED MARCH 31,                       YEAR ENDED DECEMBER 31,
                                      (In thousands)                           (In thousands)
                             1998          1997         1997          1996          1995          1994          1993
                       ------------------------------------------------------------------------------------------------
Interest                     $18,822       $14,696     $ 67,392      $ 47,076       $22,953       $ 2,236       $   458
Interest portion of
 rent expense                    342           337        1,139           793           292            47            32
                             -------       -------     --------      --------       -------       -------       -------
Fixed Charges                $19,164       $15,033     $ 68,531      $ 47,869       $23,245       $ 2,283       $   490
                             =======       =======     ========      ========       =======       =======       =======
Consolidated pretax
 loss from continuing
 operations                  $(7,329)      $   390     $(13,631)     $(23,043)      $(7,711)      $(1,440)      $10,641


Fixed charges per above
                              19,164        15,033       68,531        47,869        23,245         2,283           490
                             -------       -------     --------      --------       -------       -------       -------
Earnings                     $11,835       $15,423     $ 54,900      $ 24,826       $15,534       $   843       $11,131
                             =======       =======     ========      ========       =======       =======       =======
Ratio of Earnings to
 Fixed Charges                                 1.0                                                                 22.7
                                           =======                                                              =======

_________________

(1) The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit. For the three months ended March 31, 1998 and the years ended December 31, 1997, 1996, 1995, and 1994 the deficit of earnings to fixed charges was $7,329, $13,631, $23,043, and $7,711, and $1,440 respectively.